Aflac Incorporated 1st Quarter 2010 Form 10-Q

EXHIBIT 15

KPMG LLP

303 Peachtree Street, N.E.

Suite 2000

Atlanta, GA 30308

May 7, 2010

Aflac Incorporated

Columbus, Georgia

Re: Registration Statement No. 333-159111 and 333-155678 on Form S-3; 333-161269, 333-135327, 333-158969; 333-135324, 333-27883, and 333-115105 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 7, 2010, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Atlanta, Georgia

EXH 15-1